As filed with the Securities and Exchange Commission on April 29, 2009

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

       BB&T CORPORATION
(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-0939887
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation of organization)	Number)

200 West Second Street
       Winston-Salem, North Carolina 27101
(Address of principal executive offices, including zip code)

BB&T CORPORATION
AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
(Full title of the plan)

Frances B. Jones
Executive Vice President, General Counsel, Corporate Secretary and
Chief Corporate Governance Officer
BB&T Corporation
200 West Second Street
3rd Floor
Winston-Salem, North Carolina 27101
          (336) 733-2180
(Name, address and telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the difinitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share (1)	price (1)	fee (1)
Common Stock, par value
$5.00 per share	25,000,000	$21.47	$536,750,000	$29,950.65

(1)	Pursuant to Rule 457(c) and (h)(1), based on the average ($21.47) of the high ($22.24) and low ($20.70) prices of the Company's Common Stock on April 23, 2009, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

     This Registration Statement is being filed solely for the registration of 25,000,000 additional shares of the common stock, $5.00 par value per share (the “Common Stock”), of BB&T Corporation (the “Company” or “BB&T”) that are issuable in connection with awards under the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”). At the Company’s Annual Meeting of Shareholders held on April 28, 2009, the shareholders approved amendments to the Plan to authorize the issuance of the shares of BB&T Common Stock that are being registered hereunder. For a description of these amendments, please refer to the Company’s Proxy Statement dated March 13, 2009.

     Pursuant to General Instruction E to Form S-8, the contents of the earlier Registration Statements relating to the Plan (Registration Nos. 333-116488 and 333-147923) are hereby incorporated by reference in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.      Interests of Named Experts and Counsel.

     The legality of the securities offered hereby has been passed upon for the Company by Frances B. Jones, Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer of BB&T. Ms. Jones owns shares of BB&T’s Common Stock and holds options to purchase additional shares of BB&T’s Common Stock.

Item 8.       Exhibits.

     The following exhibits are filed as a part of this Registration Statement:

Exhibit	Description
No.

5	Opinion of Frances B. Jones, Esq., Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer of BB&T.

23.1	Consent of Frances B. Jones, Esq., Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer of BB&T (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney of Directors and Officers of BB&T.

SIGNATURES

THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, BB&T Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 29th day of April, 2009.

BB&T CORPORATION

By: _/s/ Frances B. Jones
Frances B. Jones
Executive Vice President, General Counsel,
Corporate Secretary and Chief Corporate
Governance Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2009.

	/s/ John A. Allison IV*		/s/ Kelly S. King*
Name:	John A. Allison IV	Name:	Kelly S. King
Title:	Chairman of the Board	Title:	Director, President and
Chief Executive Officer
(principal executive officer)

	/s/ Daryl N. Bible*		/s/ Edward D. Vest*
Name:	Daryl N. Bible	Name:	Edward D. Vest
Title:	Senior Executive Vice President	Title:	Executive Vice President
	and Chief Financial Officer		and Corporate Controller
	(principal financial officer)		(principal accounting officer)

	/s/ Jennifer S. Banner*		/s/ Anna R. Cablik*
Name:	Jennifer S. Banner	Name:	Anna R. Cablik
Title:	Director	Title:	Director

	/s/ Nelle R. Chilton*		/s/ Ronald E. Deal*
Name:	Nelle R. Chilton	Name:	Ronald E. Deal
Title:	Director	Title:	Director

	/s/ Tom D. Efird*		/s/ Barry J. Fitzpatrick*
Name:	Tom D. Efird	Name:	Barry J. Fitzpatrick
Title:	Director	Title:	Director

	/s/ L. Vincent Hackley, PhD.*		/s/ Jane P. Helm*
Name:	L. Vincent Hackley, PhD.	Name:	Jane P. Helm
Title:	Director	Title:	Director

	/s/ John P. Howe III, M.D.*		/s/ James H. Maynard*
Name:	John P. Howe III, M.D.	Name:	James H. Maynard
Title:	Director	Title:	Director

/s/ Albert O. McCauley*
Name:	Albert O. McCauley	Name	J. Holmes Morrison
Title:	Director	Title:	Director

	/s/ Nido R. Qubein*		/s/ Thomas N. Thompson*
Name:	Nido R. Qubein	Name:	Thomas N. Thompson
Title:	Director	Title:	Director

/s/ Stephen T. Williams*
Name:	Stephen T. Williams
Title:	Director

*By:	/s/ Frances B. Jones
Frances B. Jones
Attorney-in-Fact

EXHIBIT INDEX
to
Registration Statement on Form S-8 of
BB&T Corporation

Exhibit	Description
No.

5	Opinion of Frances B. Jones, Esq., Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer of BB&T.

23.1	Consent of Frances B. Jones, Esq., Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer of BB&T (included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney of Directors and Officers of BB&T.